SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):         April 25, 1999

                       ASCENT ENTERTAINMENT GROUP, INC.
            (Exact name of registrant as specified in its charter)


Delaware                             0-27192             52-1930707
(State or other jurisdiction of      (Commission         (I.R.S. Employer
incorporation or organization)        File No.)           Identification No.)

                     1225 Seventeenth Street, Suite 1800
                          Denver, Colorado  80202
                  (Address of principal executive offices)

                              (303) 308-7000
             (Registrant's telephone number, including area code)


Item 5.     OTHER EVENTS

     On April 25, 1999, Ascent Entertainment Group, Inc. ("Ascent") entered into an agreement to sell its sports-related businesses, including the Denver Nuggets, Colorado Avalanche and Ascent Arena Company, to two (2) partnerships controlled by William J. and Nancy Walton Laurie of Columbia, Missouri.
Charlie Lyons, currently CEO of Ascent Entertainment Group, Inc., will become President and will own an interest in the Partnership. Attached as Exhibit 99.1, and incorporated herein by reference, is a press release issued by Ascent on April 26, 1999 describing the transaction.

     On April 28, 1999, Ascent announced its first quarter financial results and provided certain additional information regarding the sale of its sports-related businesses in a press release attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 7.     FINANCIAL STATEMENTS AND EXHIBITS

            (c) Exhibits:

                99.1 Press Release by Ascent dated April 26, 1999.
                99.2 Press Release by Ascent dated April 28, 1999.

SOME OF THE STATEMENTS IN THIS FORM 8-K ARE FORWARD-LOOKING AND RELATE TO ANTICIPATED FUTURE OPERATING RESULTS. FORWARD-LOOKING STATEMENTS ARE BASED UPON ASCENT'S MANAGEMENT'S CURRENT ASSUMPTIONS, WHICH MAY BE AFFECTED BY SUBSEQUENT DEVELOPMENTS AND BUSINESS CONDITIONS, AND NECESSARILY INVOLVE RISKS AND UNCERTAINTIES. THEREFORE, THERE CAN BE NO ASSURANCE THAT ACTUAL FUTURE RESULTS WILL NOT DIFFER MATERIALLY FROM ANTICIPATED RESULTS. READERS SHOULD REFER TO ASCENT'S OTHER DISCLOSURE DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, FOR SPECIFIC DETAILS ON SOME OF THE FACTORS THAT MAY AFFECT OPERATING RESULTS.


                                SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     ASCENT ENTERTAINMENT GROUP, INC.



                          By:/s/ Arthur M. Aaron
                             -------------------
                              Arthur M. Aaron
                  Vice President, Business and Legal Affairs

Date: May 4, 1999



                                                  EXHIBIT 99.1

Ascent Entertainment Group, Inc. To Sell Nuggets, Avalanche and The Pepsi Center

For Immediate Release
  Monday, April 26, 1999

 Contact:Kasmah Kremmel
     Ascent Entertainment Group, Inc.
     (303) 308-7061

DENVER, COLO. - Ascent Entertainment Group, Inc. (Nasdaq: GOAL) announced today that it has entered into a definitive agreement to sell its sports-related businesses, including the Denver Nuggets, Colorado Avalanche and the teams' future home, The Pepsi Center.

     Ascent is selling the business to a partnership controlled by William J. and Nancy Walton Laurie of Columbia, Missouri. Charlie Lyons, currently CEO of Ascent Entertainment Group, Inc., will become President and will own an interest in the Partnership. The property is being sold for an enterprise value of $400 million, consisting of $260 million in cash and approximately $140 million in arena backed financing obligations for the Pepsi Center.

     Closing on the transaction will occur on or around June 30, 1999. Lyons will continue as the CEO of Ascent Entertainment Group, Inc. until the closing, and then will become President of the new sports company.

     "We are absolutely thrilled to have been able to purchase the Denver Nuggets, the Colorado Avalanche and the Pepsi Center," said Bill Laurie. "We look forward to bringing more championships to the Rocky Mountain West and to becoming valued friends of the Colorado community."

     "Our goal over the past year has been to rationalize the structure of Ascent Entertainment Group," said Ascent CEO Charlie Lyons. "With the sale of Beacon Communications and our sports assets, we have greatly strenghtened Ascent's balance sheet, and made it a stronger and more tightly focused company."

     "Speaking personally," Lyons said, "it's an honor to have the chance to work with the Lauries and to continue my association with professional sports in Colorado. At the same time, I know I will be leaving Ascent Entertainment Group, Inc. in the best shape it's ever been."

     As a result of entering into this agreement, Ascent will begin accounting for the Nuggets, Avalanche and Pepsi Center as discontinued operations beginning in the first quarter of 1999. Ascent also expects to record a gain on the transaction in the quarter it closes.

     The transaction is subject to the approval of the NBA, NHL and the City and County of Denver, receipt of all required governmental approvals and compliance with other customary conditions. The transaction is not subject to the receipt of financing.

     Ascent acquired its ownership in the Nuggets through a series of transactions from 1989 to 1992 at a total cost of $60.2 million and acquired the Avalanche in 1995 at a cost of $75.8 million. Ascent's equity investment in the Pepsi Center and related development property is approximately $25,000,000, not including the arena indebtedness, which is non-recourse to Ascent. In 1997, Liberty Media Corporation, through an indirect subsidiary, invested $15,000,000 in the Pepsi Center project with participation rights in proceeds from team-related transactions. Upon the consummation of this transaction, Ascent expects that Liberty would recover its investment out of sale proceeds.

     Ascent Entertainment Group's principle business is providing pay-per-view entertainment and information services through its majority-owned On Command Corporation. In addition, Ascent provides satellite service and maintenance to the NBC television network in connection with its distribution of its national television feed to its local affiliates.

##


                                                      EXHIBIT 99.2

ASCENT ENTERTAINMENT GROUP REPORTS FIRST QUARTER
RESULTS

Contact:
Media                          Analysts
Kasmah Kremmel                 Jim Cronin
Ascent Entertainment           Ascent Entertainment
Phone (303) 308-7061           (303) 308-7010


DENVER, APRIL 28, 1999 - Ascent Entertainment Group, Inc.(Nasdaq:GOAL) today reported first quarter revenues from continuing operations of $66.3 million, up 9.2 percent from 1998 first quarter revenues of $60.7 million. Earnings before interest, taxes, depreciation and amortization from continuing operations (EBITDA) for the first quarter of 1999 were $18.1 million, up 9.7 percent from 1998 first quarter EBITDA of $16.5 million in the first quarter of 1998. The Company reported a net loss from continuing operations for the first quarter of 1999 of $9.9 million, or $.34 per common share, compared with a net loss from continuing operations of $9.0 million, or $.30 per common share, for the first quarter of 1998.

     As previously announced, Ascent has entered into a definitive agreement to sell its sports-related businesses, including the Denver Nuggets, Colorado Avalanche, and the teams' future home, the Pepsi Center. The closing is currently expected to occur on or about June 30, 1999. As a result, the operating results of these entities that were previously classified as the Company's entertainment segment have been classified as discontinued operations as of March 31, 1999. The accompanying 1998 financial information has been restated to conform to the discontinued oeprations presentation of the entertainment segment.

     "We are pleased with the performance of both On Command and Ascent Network Services," said Charlie Lyons, chairman and CEO of Ascent. "With the Beacon transaction last quarter and the announcement of the Ascent Sports transaction earlier this week, the key point is that we have made remarkable advances in transforming this company into a highly focused enterprise with tremendous opportunities to benefit from the telecommunications and internet revolutions. On Command has the market leadership, outstanding customers such as Marriot International, Hilton Hotels and Starwood, the best technology, and a stellar board with the vision and experience to make On Command much more valuable in the future. This is especially true as the rollout of On Command's new interactive multimedia digital platform, OCX, accelerates in the year ahead."

     The increase in first quarter revenues from continuing operations is attributable to operating improvements at both On Command Corporation (Nasdaq:ONCO), Ascent's 57 percent-owned subsidiary, and Ascent Network Services. The quarter-to-quarter improvement in EBITDA is primarily attributable to the increase in revenues combined with cost containment efforts at On Command.


MULTIMEDIA DISTRIBUTION

    First quarter 1999 revenues for this segment, which includes On Command, were $61.2 million, up 9.5 percent from $55.9 million in the comparable 1998 quarter. First quarter EBITDA for this segment was $18.2 million, up 14.5 percent from $15.9 million in the first quarter of 1998. The segment reported an operating loss for the 1999 first quarter of $5.1 million compared to an operating loss of $6.2 million in the first quarter of 1998.

     The improvement in On Command's 1999 first quarter revenues as compared to the 1998 first quarter was primarily attributable to new hotel installations and continued conversions of SpectraVision properties to the superior performing On Command Video systems. Improvements in EBITDA and operating loss were primarily attributable to the increased revenues and effective control of operating expenses. Movie buy rates were generally consistent with the 1998 first quarter.

     At March 31, 1999, On Command's installed room base was approximately 934,000 as compared to approximately 902,000 at the end of the first quarter of 1998. In the first quarter of 1999, On Command installed its on-demand system in approximately 20,500 rooms, of which approximately 6,700 were conversions of SpectraVision properties, and approximately 13,800 were new hotel installations.


NETWORK SERVICES

     First quarter 1999 revenues for the network services segment, which includes the operations of Ascent Network Services, were $5.1 million, up
6.2 percent from $4.8 million in the comparable 1998 quarter. First quarter EBITDA for this segment was $2.9 million, up 7.4 percent from $2.7 million in the first quarter of 1998. The segment reported operating income for the 1999 first quarter of $1.0 million compared to an operating income of $900,000 in the first quarter of 1998. The increase in revenues, EBITDA and operating income for the first quarter of 1999 are primarily attributable to an increase in service revenues from NBC and its affiliates.

DISCONTINUED OPERATIONS

     Ascent's discontinued operations are comprised of the results of the Company's former entertainment segment, which includes the Denver Nuggets, the Colorado Avalanche and Ascent Arena Company (the Arena Company), the owner and manager of the Pepsi Center. In addition, discontinued operations also include the results of Beacon Communications LLC (Beacon), which was sold on January 20, 1999. The combined loss from discontinued operations for these entities totaled $9.2 million during the first quarter of 1999 as compared to a loss of $3.9 million during the comparable period in 1998. The increased loss during the first quarter of 1999 is primarily attributable to the operations of the Denver Nuggets, which has been impacted by the recently concluded NBA work stoppage. Specifically, while revenues for the Nuggets decreased as the team played seven fewer home games during the first quarter of 1999 as compared to the first quarter of 1998, operating expenses increased due to a reserve taken on receivables due from NBA Properties, the merchandising affiliate of the NBA, and an overall increase in player salaries over the comparable period in 1998. Assuming the closing date of the transaction to sell the sports-related businesses is June 30th, the Company expects to report a gain on the sale of its interests in these assets during the second quarter of 1999.

     The $3.3 million gain from sale of discontinued operations, net of taxes, during the first quarter of 1999 reflects the gain from the sale of the Company's 90% interest in Beacon. The Company expects to report an additional gain from the Beacon sale during the second quarter of 1999 when additional cash proceeds from the sale are received.

ASCENT CONSOLIDATED

     General and administrative expenses at Ascent Corporate were $3.0 million for the first quarter of 1999 as compared to $2.1 million for the first quarter of 1998. This increase is primarily attributable to an increase in expense associated with the Company's stock appreciation rights, partially offset by the reduction of other operating expenses.

     Interest expense, net of amounts capitalized, for the first quarter of 1999 was $6.9 million as compared to $5.4 million during the first quarter of 1998. This increase is attributable to the additional borrowings incurred during 1998 by On Command for capital expenditures combined with increased borrowing costs at Ascent, primarily those costs related to the Company's 11.875% Senior Secured Discount Notes issued in December 1997.

     Other income was $800,000 for the first quarter of 1999 as compared to $400,000 during the first quarter of 1998. This increase is primarily attributable to an increase in interest income recognized on the Company's cash and cash equivalent balances.

     Ascent recorded an income tax benefit from continuing operations of $300,000 during the first quarter of 1999 as compared to no income tax benefit or expense from continuing operations during the first quarter of 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents increased by $12.4 million since December 31, 1998 to $57.0 million at March 31, 1999. The primary sources of cash during the first quarter were cash from operating activities of $13.0 million, proceeds of $15.9 million from the Company's sale of its interest in Beacon and borrowings under On Command's credit facility of $8.0 million. Cash was expended primarily for property and equipment at On Command, specifically $21.3 million of expenditures, to support On Command's continued growth. Included in cash and cash equivalents at March 31, 1999 is $8.8 million of cash received by the Avalanche and the Nuggets during 1999 relating to ticket sales and club seat deposits for both the Avalanche and the Nuggets for the upcoming 1999/2000 playing seasons. Pursuant to the terms of the definitive agreement to sell the Company's former entertainment segment as previously discussed, these cash balances and other cash receipts received prior to closing relating to the 1999/2000 playing seasons will be acquired by the purchasers.

     Long-term debt totaled $317.7 million at March 31, 1999 as compared to $305.5 million at December 31, 1998. The increase in long-term debt is attributable to additional borrowings of $8.0 million under On Command's credit facility and the accretion of interest on the Company's 11.875% Senior Secured Discount Notes. The Arena Revenue Backed Notes of $139.8 million
(the "Arena Notes") which were issued by the Arena Company's beneficially owned trust are classified in the Company's condensed consolidated balanche sheet in the net assets of discontinued operations. The Arena Notes are non-recourse to the Arena Company but the Arena Company is obligated to the noteholders to construct and operate the Pepsi Center. In conjunction with the agreed-upon sale transaction, the Arena Note obligation will be acquired by purchasers. Based on borrowings outstanding on March 31, 1999, the Company had access to $50.0 million of long-term financing under the Ascent credit facility and On Command had access to $29.0 million of long-term financing under its credit facility, in each case, subject to certain covenant restrictions.

     Assuming the consummation of the sale of the sports-related assets, after payments to Liberty Media Corporation for its interest therein, appropriate reserves for taxes and cash received to-date relating to Nuggets and Avalanche upcoming 1999/2000 playing seasons, the Company anticipates net cash proceeds of approximately $ 215.0 million, subject to any closing adjustments. Under the terms of Ascent's outstanding Senior Notes, to the extent that within 1 year of the sale of the Sports-related businesses, Ascent does not use the net cash proceeds for certain permitted uses under the Senior
Note indenture, Ascent will be required to offer to repurchase all the Senior Notes at 100% of their accreted value. In addition, in connection with the sale, it is anticipated that the Ascent Credit facility will be terminated or renegotiated.

OTHER

     Ascent Entertainment Group's principal business is providing pay-per-view entertainment and information services through its 57 percent-owned subsidiary On Command Corporation. In addition, Ascent also provides video distribution services to NBC and other private networks through its Ascent Network Services division.

     Some of the statements in this news release are forward-looking and relate to anticipated future operating results. Forward-looking statements are based on Ascent management's current expectations and assumptions, which may be affected by subsequent developments and business conditions, and necessarily involve risks and uncertainties. Therefore, there can be no assurance that actual future results will not differ materially from anticipated results.

     Readers should refer to Ascent's disclosure documents filed with the Securities and Exchange Commission, including the Company's 1998 Annual Report on Form 10-K for specific details on some of the factors that may affect operating results.

                                  # # #

     For a menu of Ascent Entertainment Group's news releases available by fax 24 hours (no charge) or to retrieve a specific release, please call 1-800-758- 5804, ext. 152850, or access the address http://www.prnewswire.com on the internet.

                   ASCENT ENTERTAINMENT GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             UNAUDITED
      (Dollar amounts in millions, except per share information)


                                          Three Months Ended
                                              March 31,
                                              ---------
                                          1999         1998
                                          ----         ----
Revenues                                 $66.3        $60.7

Operating expenses                        48.2         44.2
Depreciation and amortization             25.2         23.9
                                          ----         ----

Operating loss                            (7.1)        (7.4)

Interest expense, net                     (6.9)        (5.4)
Other income                               0.8          0.4
                                          ----         ----

Loss from continuing operations
    before taxes and minority interest   (13.2)       (12.4)

Income tax benefit                         0.3          0.0
                                          ----         ----

Loss from continuing operations
    before minority interest             (12.9)       (12.4)

Minority interest in loss
    of subsidiaries, net of tax            3.0          3.4
                                          ----         ----

Loss from continuing operations           (9.9)        (9.0)

Loss from discontinued
    operations, net of tax                (9.2)        (3.9)

Gain from sale of discontinued
    operations, net of tax                 3.3          0.0
                                          ----         ----

Net loss                                ($15.8)      ($12.9)
                                        -------      -------
                                        -------      -------

EBITDA (from continuing operations)      $18.1        $16.5
                                         -----        -----
                                         -----        -----


Basic and Diluted Net loss
     per common share:

     Loss from continuing operations     ($0.34)      ($0.30)
     Discontinued operations              (0.19)       (0.13)
                                         -------      -------
     Net Loss                            ($0.53)      ($0.43)
                                         -------      -------
                                         -------      -------


EBITDA per share (from continuing
     operations)                          $0.61        $0.55
                                          -----        -----
                                          -----        -----
Weighted average number
     of common shares outstanding          29.8         29.8
                                          -----        -----
                                          -----        -----


Note: The condensed consolidated statements of operations for the three months ended March 31, 1998 have been restated to reflect Beacon
      Communications Corp., Denver Nuggets Limited Partnership, Colorado
      Avalanche, LLC and Ascent Arena Company LLC as discontinued operations.

                    ASCENT ENTERTAINMENT GROUP, INC.
                        SELECTED FINANCIAL DATA
                               UNAUDITED
            (Dollar amounts in millions, except for rooms data)


                                          Three Months Ended
                                               March 31,
                                               ---------
                                          1999         1998
                                          ----         ----
REVENUES:
   Multimedia Distribution               $61.2        $55.9
   Network Services                        5.1          4.8
                                          ----         ----
     Total                               $66.3        $60.7
                                          ----         ----

EBITDA (from continuing operations):
   Multimedia Distribution               $18.2        $15.9
   Network Services                        2.9          2.7
   Corporate                              (3.0)        (2.1)
                                          ----         ----
      Total                              $18.1        $16.5
                                          ----         ----

OPERATING INCOME (LOSS):
   Multimedia Distribution               ($5.1)       ($6.2)
   Network Services                        1.0          0.9
   Corporate                              (3.0)        (2.1)
                                          ----         ----
      Total                              ($7.1)       ($7.4)
                                          ----         ----

Room Data (at end of period):
   Total Number of Guest-pay rooms :

                 On-demand               842,000      777,000
                 Schedule only            92,000      125,000
                                         -------      -------
                                         934,000      902,000
                                         -------      -------
                                         -------      -------

                    ASCENT ENTERTAINMENT GROUP, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
        (Dollar amounts in millions except per share information)

                                                  March 31,    December 31,
                                                    1999          1998
                                                    ----          ----
                                                 (Unaudited)   (Unaudited)
Assets

Current Assets:

   Cash and cash equivalents                     $   57.0      $   44.6
   Receivables, net                                  37.0          36.4
   Other current assets                               3.2           3.4
   Net assets of discontinued operations            110.5         145.1
                                                 --------      --------
       Total current assets                         207.7         229.5
                                                 --------      --------

Property and equipment, net                         294.1         296.5

Goodwill, net                                        94.9          96.5

Other assets                                         14.4          14.1
                                                 --------      --------

       Total assets                              $  611.1      $  636.6
                                                 --------      --------
                                                 --------      --------

Liabilities and Stockholders' Equity

Current Liabilities:

   Accounts payable                              $   29.1      $   30.2
   Deferred income                                    1.0           2.4
   Other current liabilities                         20.9          24.7
                                                 --------      --------
       Total current liabilities                     51.0          57.3
                                                 --------      --------

Long-term debt                                      317.7         305.5

Other long-term liabilities                           2.2          15.4
                                                 --------      --------

       Total liabilities                            370.9         378.2
                                                 --------      --------

Minority Interest                                    79.3          81.9

Stockholders' Equity                                160.9         176.5
                                                 --------      --------

       Total Liabilities and Stockholders'       $  611.1      $  636.6
                                                 --------      --------
                                                 --------      --------

Net Book Value per share                         $   5.40      $   5.92
                                                 --------      --------
                                                 --------      --------

Note: The condensed consolidated balance sheet as of December 31, 1998 has been restated to reflect Beacon Communications Corp.,Denver Nuggets
       Limited Partnership,Colorado Avalanche, LLC and Ascent Arena Company
       LLC as discontinued operations.


                     ASCENT ENTERTAINMENT GROUP, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                 UNAUDITED
                               (in millions)
                                                         Three Months Ended
                                                              March 31,
                                                              --------
                                                         1999         1998
                                                         ----         ----
Operating activities:

   Net loss                                           $ (15.8)     $ (12.9)
   Adjustments to reconcile net loss to net cash
      provided from continuing operations:
         Loss from discontinued operations, net           7.0          3.9
         Depreciation and amortization                   25.2         23.9
         Minority interest in losses of
            subsidiary, net                              (3.0)        (3.4)
         Interest accretion on Senior Secured Notes       4.2          3.8
   Changes in operating assets and liabilities           (4.6)        (1.3)
                                                      -------      -------

   Net cash provided by operating activities of          13.0         14.0
      continuing operations

   Net cash used by discontinued operations              (3.1)        (5.9)
                                                      -------      -------

   Net cash provided by operating activities              9.9          8.1
                                                      -------      -------

Investing activities:

   Proceeds from sale of discontinued operation          15.9           -
   Purchase of property and equipment                   (21.4)       (24.9)
   Other                                                   -           0.9
                                                      -------      -------

   Net cash used in investing activities                 (5.5)       (24.0)
                                                      -------      -------

Financing activities - proceeds from borrowings
   under credit facilities                                8.0         12.0
                                                      -------      -------

Net increase (decrease) in cash and cash
   equivalents                                           12.4         (3.9)

Cash and cash equivalents, beginning of period           44.6         23.6
                                                      -------      -------

Cash and cash equivalents, end of period              $  57.0      $  19.7
                                                      -------      -------
                                                      -------      -------


Note: The condensed consolidated statements of cash flow for the three months ended March 31, 1998 have been restated to reflect Beacon
       Communications Corp., Denver Nuggets Limited Partnership, Colorado
       Avalanche, LLC. and Ascent Arena Company LLC as discontinued operations.